Exhibit 99.1

McKesson Signs Agreement to Acquire Controlling Interest in Florida Cancer Specialists & Research Institute’s Core Ventures

Acquisition enhances McKesson’s integrated oncology platform; Florida Cancer Specialists & Research Institute to join The US Oncology Network

IRVING, Texas, August 26, 2024—McKesson Corporation (NYSE: MCK) announced today that it signed a definitive agreement to acquire a controlling interest in Community Oncology Revitalization Enterprise Ventures, LLC (Core Ventures). Core Ventures, a business and administrative services organization, was established by Florida Cancer Specialists & Research Institute, LLC (FCS), a leading physician-owned community oncology practice. FCS physicians will continue to retain a minority interest in Core Ventures.

McKesson will purchase its controlling interest for approximately $2.49 billion in cash, which will represent approximately 70% ownership. Following completion of the transaction, Core Ventures will be part of the Oncology platform, and financial results will be reported within McKesson’s US Pharmaceutical segment. The transaction is subject to customary closing conditions, including necessary regulatory clearances. Following the close of the transaction, FCS, a practice with more than 250 physicians and 280 advanced practice providers, across nearly 100 locations in Florida, will remain independently owned and FCS will join McKesson’s The US Oncology Network (The Network), a leading oncology organization, dedicated to advancing local and affordable cancer care and better patient outcomes.

“This milestone marks an important step forward in our efforts to advance community-based oncology care,” said Brian Tyler, chief executive officer, McKesson. “By growing our Oncology platform, we will bring advanced treatments and improved care experiences to patients, while also reducing the overall cost of care. FCS and Core Ventures’ expertise and patient-first approach align with our commitment to accelerating clinical development, improving patient outcomes, and expanding access to quality cancer care in the community. We are also pleased to welcome Florida Cancer Specialists & Research Institute to The US Oncology Network, reinforcing our dedication to empowering community-based providers to independently thrive in today’s rapidly evolving healthcare landscape.”

FCS has provided exceptional care to cancer patients for over 40 years. During that time, services have grown to include clinical trials, diagnostic imaging, medical oncology and chemotherapy infusion, integrative therapy, molecular and pathology lab services, radiation oncology, next-generation sequencing, medically integrated dispensing, and data services. FCS currently conducts clinical trials through Sarah Cannon Research Institute (SCRI), one of the world’s leading oncology research organizations conducting community-based clinical trials. By joining The Network, FCS will have access to McKesson’s differentiated Oncology platform, including best-in-class oncology care products and services.

“Above all else, our patients are the true beneficiaries of this transaction, as we seek to drive meaningful outcomes and deliver sustained value with every interaction. Through the power of our combined operational expertise, we can bolster community oncology's role in increasing access to high-quality, affordable care,” said Lucio N. Gordan, MD, president and managing physician, FCS.

“This is a historic moment for FCS and reflects the evolution of our practice and the forward-thinking of physician leadership, our board, and the entire organization at large,” said Nathan H. Walcker, chief executive officer of FCS. “The US Oncology Network and FCS share a mission and we both aim to strengthen patient-centered cancer care in the community to improve outcomes. We are thrilled to partner with McKesson and join The Network, which furthers the joint commitment to bringing the best medicine and innovation for patients into communities across Florida.”

###

Exhibit 99.1

Cautionary Statements
Except for historical information, statements in this press release regarding McKesson’s proposed acquisition and related arrangements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. It is not possible to identify all such risks and uncertainties. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly update forward-looking statements. We encourage investors to read the important risk factors described in the company’s most recent Form 10-K filed with the Securities and Exchange Commission. These risk factors include, but are not limited to: we may be unable to obtain necessary regulatory approvals; we may not achieve expected outcomes from the transaction; we might be adversely impacted by delays or other difficulties, including related to the transactions described in this press release; we from time to time record significant charges from impairment to goodwill, intangibles and other assets or investments; we might be adversely impacted by events outside of our control, such as widespread public health issues, natural disasters, political events, economic events and other catastrophic events.

About McKesson
McKesson Corporation is a diversified healthcare services leader dedicated to advancing health outcomes for patients everywhere. Our teams partner with biopharma companies, care providers, pharmacies, manufacturers, governments, and others to deliver insights, products, and services to help make quality care more accessible and affordable. Learn more about how McKesson is impacting virtually every aspect of healthcare at McKesson.com and read Our Stories.

About McKesson Oncology and Specialty Solutions
It’s an unprecedented time for patients living with cancer as life sciences companies race to create new, cutting-edge therapies. With cancer care becoming more targeted, providers, life sciences companies, and payers face a multitude of challenges and complexity in the development of new treatments and making them accessible to patients in need. At McKesson, our unmatched portfolio of oncology businesses and partners provide research, insights, technologies, and services that are helping to address these hurdles and improve cancer and specialty care.

•McKesson is fueling discovery by helping patients participate in cutting-edge clinical trials closer to home through its joint venture with Sarah Cannon Research Institute.
•The US Oncology Network and McKesson Provider Solutions are advancing specialty care and high-quality cancer care in the communities where patients live by supporting the practices of thousands of independent, community-based providers.
•Ontada®, a McKesson business dedicated to oncology, generates real-world data (RWD) and real-world evidence (RWE), and provides clinical education and provider technology to inform and improve cancer care.
•As one of the largest distributors of oncology and specialty medicines, we are ensuring medicines make their way to those who are counting on them.
•And through CoverMyMeds, Biologics by McKesson, and GPO services, our work continues to help patients access, afford, and adhere to their medicines.

Contacts
Rachel Rodriguez
Investors
469.260.0556 rachel.rodriguez@mckesson.com

Claire Crye
Media
281.825.9927 claire.crye@mckesson.com